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                                                                     EXHIBIT 8.1



                                                               November 3, 1997



Standard Commercial Tobacco Co., Inc.
2201 Miller Road
Wilson, North Carolina 27893



Ladies and Gentlemen:



     We have acted as counsel to Standard Commercial Tobacco Co., Inc., a North Carolina corporation (the "Issuer"), in connection with the offer to exchange under the Securities Act of 1933, as amended (the "Act"), $1,000 in principal amount of 8 7/8% Senior Notes due 2005 registered under the Act (the "Exchange Notes") for each $1,000 in principal amount of outstanding 8 7/8% Senior Notes due 2005 (the "Initial Notes"), up to an aggregate of $115,000,000, pursuant to Registration Statement on Form S-4, File No. 333-35645 (the "Registration Statement").



     As such counsel, we have examined such documents as we have deemed necessary as a basis for the opinion hereinafter expressed. Based upon the foregoing, we are of the opinion that:



     The description under the heading "Certain U.S. Federal Income Tax Consequences" in the Registration Statement fairly describes the material United States federal income tax consequences to holders resulting from their exchange of the Initial Notes for the Exchange Notes and the ownership and disposition of the Exchange Notes under currently applicable federal income tax law.



     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to us under the heading "Certain U.S. Federal Income Tax Consequences" therein.



                                                               Very truly yours,



                                                               /s/ WYRICK
ROBBINS YATES & PONTON LLP